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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES

ASTeX CPI, Inc.
ETO, Inc.
Newton Engineering Service, Inc.
Applied Science and Technology, GmbH
ASTeX/Gerling Laboratories, Inc.
ASTeX GmbH
ASTeX PlasmaQuest, Inc.
Klee Corporation